Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

INTEGRATED MICROWAVE TECHNOLOGIES, LLC

and

xG Technology, Inc.

dated as of

January 29, 2016

Asset Purchase Agreement	Page i

Asset Purchase Agreement	Page ii

Asset Purchase Agreement	Page iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of January 29, 2016, is entered into between Integrated Microwave Technologies, LLC, a Delaware limited liability company with its principal place of business at 200 International Drive, Mt. Olive, New Jersey 07828 ("Seller") and xG Technology, Inc., a Delaware corporation, with its principal place of business at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida, 34236 ("Buyer").

RECITALS

WHEREAS, Seller is engaged in the business of designing, manufacturing and supplying of Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

(a)	"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	"Agreement" has the meaning set forth in the preamble.

(c)	"Allocation Schedule" has the meaning set forth in Section 2.06.

(d)	"Assigned Contracts" has the meaning set forth in Section 2.01(c).

(e)	"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

(f)	"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(a)(iii).

(g)	"Assumed Liabilities" has the meaning set forth in Section 2.03.

(h)	"Balance Sheet" has the meaning set forth in Section 4.03.

(i)	"Balance Sheet Date" has the meaning set forth in Section 4.03.

(j)	"Benefit Plan" has the meaning set forth in Section 4.11(a).

(k)	"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

(l)	"Books and Records" has the meaning set forth in Section 2.01(j).

(m)	"Business" has the meaning set forth in the recitals.

(n)	"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

(o)	"Buyer" has the meaning set forth in the preamble.

(p)	"Buyer Benefit Plans" has the meaning set forth in Section 6.04(c).

(q)	"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).

(r)	"Closing" has the meaning set forth in Section 3.01.

(s)	"Closing Date" has the meaning set forth in Section 3.01.

(t)	"Code" means the Internal Revenue Code of 1986, as amended.

(u)	"Contracts" means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

(v)	"Data Room" means the electronic documentation site established by Seller containing the documents set forth in the index included in Schedule 1.01(v) of the Disclosure Schedules.

(w)	"Direct Claim" has the meaning set forth in Section 8.05(c).

(x)	"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

(y)	"Dollars or $" means the lawful currency of the United States.

(z)	"Employees" means those Persons employed by Seller who worked primarily for the Business immediately prior to the Closing.

(aa)	"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

(bb)	“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restrictions or any other requirement of law (including common law) regulating or relating to the protection of human health, safety, natural resources or the environment, including, without limitation, laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

(cc)	“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

(dd)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(ee)	"Excluded Assets" has the meaning set forth in Section 2.02.

(ff)	"Excluded Liabilities" has the meaning set forth in Section 2.04.

(gg)	"Financial Statements" has the meaning set forth in Section 4.03.

(hh)	"FIRPTA Certificate" has the meaning set forth in Section 7.02(g).

(ii)	"GAAP" means United States generally accepted accounting principles in effect from time to time.

(jj)	"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(kk)	"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(ll)	"Indemnified Party" has the meaning set forth in Section 8.04.

(mm)	"Indemnifying Party" has the meaning set forth in Section 8.04.

(nn)	"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

(oo)	"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.

(pp)	"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and exclusively used in connection with the Business, including the Intellectual Property Registrations set forth on Schedule 4.08 of the Disclosure Schedules.

(qq)	"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(rr)	"Inventory" has the meaning set forth in Section 2.01(b).

(ss)	"Knowledge of Seller” or “Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of those persons listed on Schedule 1.01(ss) of the Disclosure Schedules.

(tt)	"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(uu)	"Leased Real Property" has the meaning set forth in Section 4.08(a).

(vv)	"Leases" has the meaning set forth in Section 4.08(a).

(ww)	“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, liability, obligation, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

(xx)	“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

(yy)	"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees, and excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple).

(zz)	"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(aaa)	"Material Contracts" has the meaning set forth in Section 4.05(a).

(bbb)	"Permits" means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

(ccc)	"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(ddd)	“Permitted Liens” means (i) Liens for Taxes not yet due and payable, or (ii) mechanics, carriers, workers, materialmen’s, warehousemen’s or other similar statutory liens, incurred in the ordinary course of business, consistent with past practices and for which sums are not due and payable.

(eee)	"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(fff)	"Purchase Price" has the meaning set forth in Section 2.05.

(ggg)	"Purchased Assets" has the meaning set forth in Section 2.01.

(hhh)	"Real Property" means the real property owned, leased or subleased by the Seller, together with all buildings, structures and facilities located thereon.

(iii)	"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(jjj)	"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(kkk)	"Seller" has the meaning set forth in the preamble.

(lll)	"Seller Closing Certificate" has the meaning set forth in Section 7.02(d).

(mmm)	"Tangible Personal Property" has the meaning set forth in Section 2.01(e).

(nnn)	"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(ooo)	"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ppp)	"Third-Party Claim" has the meaning set forth in Section 8.05(a).

(qqq)	"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

(rrr)	"Transferred Employee" has the meaning set forth in Section 6.04(a).

Article II
Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the Business (collectively, the "Purchased Assets"):

(a)         all cash and cash equivalents, including Company bank accounts related to the Business, as of the Closing Date;

(b)         all accounts or notes receivable of the Business;

(c)         all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business ("Inventory");

(d)         all Contracts set forth on Schedule 2.01(d) of the Disclosure Schedules, the Leases set forth on Schedule 4.09(a) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Schedule 4.09(a) of the Disclosure Schedules (collectively, the "Assigned Contracts");

(e)         all Intellectual Property Assets;

(f)          all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Schedule 2.01(f) of the Disclosure Schedules (the "Tangible Personal Property");

(g)         all Leased Real Property;

(h)         all Permits, including Environmental Permits, listed on Schedule 2.01(h) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(i)         all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Schedule 2.01(i) of the Disclosure Schedules;

(j)          all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)         originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) ("Books and Records");

(l)          all goodwill associated with any of the assets described in the foregoing clauses; and

(m)        any and all other assets primarily associated with the Business not covered in Section 2.01(a)—(l).

Section 2.02         Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"). Excluded Assets include the following assets and properties of Seller:

(a)         all Contracts that are not Assigned Contracts;

(b)         all Intellectual Property other than the Intellectual Property Assets;

(c)         the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d)         all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(e)         all Benefit Plans and trusts or other assets attributable thereto;

(f)         all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(g)         all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(h)         all assets, properties and rights used by Seller in its businesses other than the Business;

(i)         the assets, properties and rights specifically set forth on Schedule 2.02(i) of the Disclosure Schedules; and

(j)         the rights which accrue or will accrue to Seller under the Transaction Documents;

provided, however, that no Excluded Asset primarily relates to the Business.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"), including, without limitation, the following:

(a)         all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)         all liabilities and obligations arising under or relating to the Assigned Contracts;

(c)         all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d)         all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.11;

(e)         all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f)         all liabilities and obligations of Seller set forth on Schedule 2.03(f) of the Disclosure Schedules.

Section 2.04         Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the "Excluded Liabilities"):

(a)         any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)         any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller or Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.11) for any taxable period;

(c)         any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers' compensation claims of any Employee which relate to events occurring prior to the Closing Date; and

(d)         any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(e)         any liabilities and obligations of Seller set forth on Schedule 2.04(e) of the Disclosure Schedules.

Section 2.05         Purchase Price. The aggregate purchase price for the Purchased Assets shall be Three Million U.S. Dollars ($3,000,000) (the "Purchase Price"), plus the assumption of the Assumed Liabilities. The purchase price due at Closing shall be paid by:

(a)	delivery by Buyer to Seller of a promissory note in the principal sum of One Million Five Hundred Thousand US Dollars ($1,500,000), bearing interest at 6% per annum, compounded monthly (the “Initial Payment Note”), which said Initial Payment Note shall be redeemed upon the wire transfer of One Million Five Hundred Thousand US Dollars ($1,500,000), plus accrued interest, of immediately available funds to an account designated in writing by Seller to Buyer on March 31, 2016 or sixty days following the Closing Date, whichever shall be later in time; and

(b)	delivery by Buyer to Seller of a promissory note in the principal sum of One Million Five Hundred Thousand US Dollars ($1,500,000), bearing interest at 6% per annum, compounded monthly (the “Deferred Payment Note”), which said Deferred Payment Note shall be redeemed upon the wire transfer of One Million Five Hundred Thousand US Dollars ($1,500,000), plus accrued interest, of immediately available funds to an account designated in writing by Seller to Buyer on the date falling 18 months immediately following the Closing Date.

Section 2.06         Allocation of Purchase Price. Within 90 days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within 45 days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 45 days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.07         Non-assignable Assets.

(a)         Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.11.

Section 2.08         To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

Article III
Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at a closing (the "Closing") to be held at 11:00 a.m., Pacific time, on January 29, 2016, at the offices of Skyview Capital, LLC, Suite 810-N, 2000 Avenue of the Stars, Los Angeles, California, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 3.02         Closing Deliverables.

(a)         At the Closing, Seller shall deliver to Buyer the following:

(i)         a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)         an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)         with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (each, an "Assignment and Assumption of Lease"), duly executed by Seller;

(iv)         the Seller Closing Certificate;

(v)         the FIRPTA Certificate;

(vi)         the certificates of the Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(vii)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)         At the Closing, Buyer shall deliver to Seller the following:

(i)	the Assignment and Assumption Agreement duly executed by Buyer;

(ii)	with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iii)	the Buyer Closing Certificate;

(iv)	the certificates of the Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);

(v)	the Initial Payment Note; and

(vi)	the Deferred Payment Note.

Article IV
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Seller. Seller is a limited liability company, duly formed, organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the formation or operating agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) except as set forth in Schedule 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03         Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2015 in each of the years 2015 and 2014 and the related statements of income and retained earnings for the years then ended (the "Financial Statements") have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2015 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date".

Section 4.04         Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.04 of the Disclosure Schedules, Seller has not entered into any loan or credit agreement or arrangement with a bank, financial institution or other lender, and Seller does not have any liabilities, whether known, unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in Schedule 4.04 of the Disclosure Schedules, (b) as and to the extent disclosed or reserved against in the Financial Statements or specifically disclosed in the notes thereto; and (c) for liabilities that were incurred after December 31, 2015 in the ordinary course of business consistent with prior practice.

Section 4.05         Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Schedule 4.05 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Business has operated in the ordinary course of business in all material respects and there has not been , with respect to the Business, any:

(a)	event, occurrence or development that has had a Material Adverse Effect;

(b)	incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(c)	sale or other disposition of any of the Purchased Assets shown or reflected on the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(d)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)	capital expenditures in an aggregate amount exceeding $50,000 which would constitute an Assumed Liability;

(f)	imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g)	increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business; or

(h)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06         Material Contracts.

(a)	Schedule 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Schedule 4.09(a) of the Disclosure Schedules and all Intellectual Property Agreements listed in Schedule 4.08(a) of the Disclosure Schedules, collectively, the "Material Contracts"):

(i)	each agreement of Seller in relation to the Business involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by Seller without penalty or without more than 90 days' notice;

(ii)	all agreements that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii)	all agreements that relate to the acquisition of any business, a material amount of membership units or assets of any other Person or any real property (whether by merger, sale of membership units, sale of assets or otherwise);

(iv)	except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of Seller in relation to the Business;

(v)	all agreements between or among Seller on the one hand, and any Affiliate of Seller, on the other hand; and

(vi)	all collective bargaining agreements or agreements with any labor organization, union or association to which Seller is a party.

(b)	Seller is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 4.07         Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08         Intellectual Property.

(a)	Schedule 4.08(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)	Except as would not have a Material Adverse Effect, to Seller's Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.07(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.09         Real Property

(a)	Schedule 4.09(a) of the Disclosure Schedules sets forth all material real property leased by Seller and primarily used in connection with the Business (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the "Leases").

(b)	Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

Section 4.10         Legal Proceedings; Governmental Orders.

(a)	There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller's Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.11         Compliance with Laws; Permits.

(a)	Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)	All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)	None of the representations and warranties in this Section 4.10 shall be deemed to relate to employment matters (which are governed by Section 4.12) or tax matters (which are governed by Section 4.13).

Section 4.12         Environmental Matters. Except as set forth in Schedule 4.12 of the Disclosure Schedules, to Seller’s Knowledge, Seller has complied and is in compliance in all material respects with all applicable Environmental Laws with respect to the Purchased Assets or the operation of the Business and has obtained and is in compliance in all material respects with all applicable Environmental Permits with respect to the Business or the Purchased Assets. No written notice of violation, notification of liability or potential liability or request for information has been received by Seller and no Litigation is pending or, to Seller’s knowledge, threatened in writing by any Person involving the Business or the Purchased Assets relating to or arising out of any Environmental Law. To Seller’s knowledge, no written order naming Seller has been issued, and no penalty or fine has been assessed to Seller, involving the Business, the Purchased Assets or any real property leased by Seller relating to or arising out of any applicable Environmental Law.

Section 4.13         Employee Benefit Matters.

(a)	Schedule 4.13(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of Seller, current or former directors of the Seller or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Seller, or under which the Seller has any material liability for premiums or benefits (as listed on Schedule 4.13(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)	No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller: (i) has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has not engaged in any transaction which would give rise to a liability of Seller or Buyer under Section 4069 or Section 4212(c) of ERISA.

(c)	Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)	Except as would not have a Material Adverse Effect: (i) there is no pending or, to Seller's Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the two years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(e)	Except as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(f)	The representations and warranties set forth in this Section are the Seller's sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.14         Employment Matters.

(a)	Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. There has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b)	Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)	The representations and warranties set forth in this Section 4.12 are the Seller's sole and exclusive representations and warranties regarding employment matters.

Section 4.15         Taxes.

(a)	Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)	Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(c)	The representations and warranties set forth in this Section 4.13 are Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 4.16         Affiliate Transactions.

(i)	Except as disclosed on Schedule 4.16(a) of the Disclosure Schedules, Seller has made available to Buyer copies of each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction, in each case since January 1, 2013, involving amounts in excess of Ten Thousand Dollars ($10,000), between Seller, on the one hand, and any Affiliate or any stockholder, officer, director or employee of Seller or any Affiliate (each a “Related Party”), on the other hand (a “Related Party Transaction”), other than any Related Party Transaction that is necessary to effectuate (i) the transactions contemplated by this Agreement, and (ii) the matters to be concluded after the Closing to effectuate the transactions contemplated under this Agreement.

(ii)	Except as set forth on Schedule 4.16(b) of the Disclosure Schedules, no manager, officer or director of Seller or any Affiliate, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any equity interest in (x) any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business other than the Purchased Assets, or (y) any Person, that is a supplier, customer or competitor of the Business, or (ii) serves as an officer or director of any Person that is a supplier, customer or competitor of the Business.

Section 4.17         Inventories. The inventories included in the Balance Sheet were stated thereon at cost, net of appropriate Balance Sheet reserves. Since the Balance Sheet Date, the inventories of Seller have been maintained in the ordinary course of business consistent with prior practice. As of the Closing Date, all such inventories will be owned free and clear of all Liens, except Permitted Liens. All of the inventories recorded on the Balance Sheet (i) consist of, and all inventories of Seller on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices, and (ii) are or will be, subject to market conditions, in quantities reasonably estimated to meet expected customer requirements over the 6 month period following the Closing Date, in accordance with past practice. Other than in the ordinary course of business consistent with prior practice or as set forth on Schedule 4.17 of the Disclosure Schedules, Seller has no obligation to purchase any inventory.

Section 4.18         Receivables. All accounts receivable, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts receivable and notes receivable arising from or otherwise relating to the Business of Seller as of the Closing Date will be, valid and genuine. All accounts receivable, notes receivable and other receivables arising out of or relating to the Business as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts receivable, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date will be included in the ordinary course of business consistent with prior practice.

Section 4.19         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.20         Disclosure. To the Knowledge of Seller, no representation or warranty in this Agreement contains any untrue statement of a material fact or omits to state any statement necessary to make the representations and warranties made herein not misleading in light of the circumstances under which they were made.

Section 4.21         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum made available by Seller) and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

Article V
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. When this Agreement, and each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and each other Transaction Document to which Buyer is or will be a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Schedule 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

Section 5.03         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.04         Solvency Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.05         Legal Proceedings. Except as set forth in Schedule 5.05 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets, results of operations, prospects, condition (financial or otherwise), and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Article VI
Covenants

Section 6.01         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall: (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

Section 6.02         Access to Information. From the date hereof until the Closing, Seller shall: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts, agreements and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the normal operations of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

Section 6.03         Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.01 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within three Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04         Employees and Employee Benefit Plans.

(a)	Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the "Transferred Employees").

(b)	During the period commencing at the Closing, Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c)	With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, "Buyer Benefit Plans") for the benefit of any Transferred Employees will participate effective as of the Closing, Buyer shall, or shall cause it Affiliates to, recognize all service of the Transferred Employees with Seller or any of its Affiliates, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d)	Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(e)	Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(a), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.04(a) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(f)	This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05         Governmental Approvals and Other Third-party Consents

(a)	Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)	Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.06         Books and Records.

(a)	In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Buyer shall:

(i)	retain the books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)	upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

(b)	In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)	upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)	Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.07         Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.08         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.09         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.10         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.11         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII
Conditions to Closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	The filings of Buyer and Seller pursuant to the Hart Scott Rodino Antitrust Improvements Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)	Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)	Buyer shall have entered into an employment agreement with John Payne;

(e)	The landlord of the premises occupied by the Seller in Mt Olive, New Jersey, consents to assignment of the relevant sublease agreement from Seller to the Buyer, under terms reasonably acceptable to the Buyer, including but not limited to extension of the termination date until at least February 5, 2017.

(f)	Buyer shall have received Seller’s 2016 projections, prepared in good faith but not warranted, for the amount of costs of goods sold that will come out of existing inventory.

(g)	Buyer shall have received evidence, in a form acceptable to Buyer, of the release of the Lien on the Purchased Assets held by Integrated Microwave Technologies, LLC, a Pennsylvania limited liability company.

(h)	Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied, and that all Disclosure Schedules are correct as of the date hereof (the "Seller Closing Certificate").

(i)	Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, other Transaction Documents, and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(j)	Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, other Transaction Documents, and the other documents to be delivered hereunder.

(k)	Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

Section 7.03         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b)	Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, and each of the other Transaction Document, to be performed or complied with by it prior to or on the Closing Date.

(c)	Buyer shall have delivered to Seller the Initial Payment Note and Deferred Payment Note, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)	Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(e)	Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the other Transaction Documents and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)	Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

Article VIII
Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and, except in the case of fraud, shall remain in full force and effect until the date that is 18 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02         Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)	any Excluded Asset or any Excluded Liability.

Section 8.03         Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)	any Assumed Liability.

Section 8.04         Certain Limitations. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". Except in the case of fraud, the indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $50,000 (the "Deductible"), in which event the Indemnifying Party shall be required to pay or be liable for any and all Losses. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $25,000 (which Losses shall be counted toward the Deductible).

(b)	The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a) as the case may be, shall not exceed $1,500,000.

(c)	Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)	Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)	In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)	Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)	Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(h)	If Buyer is an Indemnified Party all claims for indemnification by the Buyer for indemnification pursuant to Section 8.02 may be satisfied, at Buyer’s option, through offset against the Installment Payment Note or through the Deferred Payment Note.

Section 8.05         Indemnification Procedures.

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07         Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of fraud by any party hereto.

Article IX
Termination

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by February 29, 2016 (the "Drop Dead Date");

(c)	by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date;

(d)	by Buyer or Seller in the event that:

(i)	there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this Article IX and Section 6.08 and Article X hereof; and

(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article X
Miscellaneous

Section 10.01         Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Skyview Capital, LLC
Suite 810-N
2000 Avenue of the Stars
Los Angeles, CA 90067

	E-mail:	jhall@skyviewcapital.com
	Attention:	James F Hall, General Counsel

If to Buyer:	xG Technology, Inc.
240 South Pineapple Avenue
Suite 701
Sarasota, FL 34236
	E-mail:	rbranton@mooersco.com
	Attention:	Roger G. Branton, CFO

with a copy to:	Robinson Brog Leinwand Greene Genovese & Gluck P.C.
875 Third Ave., 9th Floor
New York, NY 10022

	E-mail:	ded@robinsonbrog.com
	Attention:	David E. Danovitch, Esq.

Section 10.03         Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06         Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08         No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13         Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Integrated Microwave Technologies, LLC

By	/s/ Alex Soltani
Name: Alex Soltani
Title: Manager

xG Technology, Inc.

By	/s/ Roger Branton
Name: Roger Branton
Title: CFO